Exhibit 1

October 18, 2017

Dear Fellow Stockholders:

You have the opportunity to cast a very important vote to protect the value of your investment in ADP. The Annual Meeting of Stockholders will be held on November 7, 2017, and we are writing to ask for your support.

ADP has nominated 10 highly qualified directors for reelection to ADP’s Board of Directors. These nominees have been responsible for overseeing ADP’s track record of strong business and financial results and superior shareholder value creation over many years.

The hedge fund Pershing Square is seeking to remove three of ADP’s most experienced directors — Chairman John Jones and Directors Eric Fast and Glenn Hubbard — in order to place its own hand-picked nominees on your Board. After reviewing Pershing Square’s nominees’ credentials, ADP’s Board determined that none has relevant technology or Human Capital Management (HCM) experience and all lack the skills and experience to be additive to our Board.

We believe that the Pershing Square nominees’ platform could cause significant harm to our business and damage the value of your ADP investment.

ADP’s Board Has The Right Balance of Skills and Experience to Represent Shareholder Interests and Support ADP’s Corporate Strategy

Your Board of Directors represents the interests of all of ADP’s shareholders and provides effective oversight of ADP’s management, strategy and financial performance. ADP has delivered significant shareholder value that has outperformed the S&P 500 on a 1-, 3-, and 5-year basis — and has demonstrated a strong commitment to return cash to investors through dividend growth and share repurchases. Your Board is always looking to maintain the right balance of leadership continuity and fresh perspectives among ADP’s Directors. This approach reinforces the Board’s independent mindset; incorporates skills essential to ADP’s strategy, including HCM knowledge, international experience and deep technology expertise; and emphasizes a long-term outlook to drive thoughtful investment and sustainable growth.

ADP’s Directors have a deep understanding of the HCM marketplace and ADP’s competitive position and continue to guide the successful execution of ADP’s strategic plan to deliver superior long-term value to shareholders.

We urge you to protect the value of your ADP investment by voting FOR the election of ADP’s 10 highly qualified directors on the WHITE proxy card today.

Vote the WHITE Proxy Card

Board Skills Align and Evolve With Corporate Strategy

Business Operations
Cybersecurity
Enterprise Risk Management
Financial Expertise
Government/Regulatory
HR Management/Compensation
Industry/HCM/ Business Processing Outsourcing
International
Other Public Company Board Experience
Product Marketing/Management
Public Company CEO Experience
Strategic Planning
Technology

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The Right Balance of Leadership to Deliver Superior, Sustainable Stockholder Value

Optimal mix of leadership continuity and fresh perspectives
✓	10 director Board with 4 new directors since 2014
✓	Average independent director tenure of 6.8 years (as of our 2017 Annual Meeting), compared to S&P 500 average of 8.3 years[1]
✓	Average director age of 59 (as of our 2017 Annual Meeting), compared to Pershing Square’s nominees average age of 63

The right set of skills and experience to set ADP’s corporate strategy
✓	7 of 10 directors are current or former CEOs, CFOs, or COOs of major public companies
✓	Leaders with significant technology experience
✓	Broad strategic planning and international expertise

Independent mindset and focus on accountability to shareholders
✓	9 of 10 directors are independent
✓	All Board Committees are composed entirely of independent directors
✓	Committed to formal shareholder engagement program

ADP is Transforming It’s Technology and Services to Remain a Leader in Human Capital Management

As the global leader in HCM, we are sharply focused on providing our approximately 700,000 clients in over 110 countries around the world with the broadest range of products and services to support their business growth and reduce complexity. To maintain our leadership position, your Board and management team are transforming our strategy, technology, and how we deliver world-class service our clients to advance ADP’s “All in on HCM” strategy to:

Grow a complete suite of cloud-based HCM Solutions

Invest to grow & scale our market leading Human Resources Business Processing Outsourcing Solutions by leveraging our platforms & processes

Leverage our global presence to offer clients HCM Solutions wherever they do business

1Spencer Stuart Board Index 2016

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Peter Bisson Director Age: 60 Member of Board since 2015	Linda R. Gooden Director Age: 64 Member of Board since 2009
●Member of Nominating/Corporate Governance Committee and the Corporate Development and Technology Advisory Committee
●Director Emeritus of McKinsey & Company
●Was a global leader of the McKinsey strategy and telecommunication practices

●Chair of the Corporate Development and Technology Advisory Committee and member of the Audit Committee
●Former EVP of Information Systems and Global Solutions, Lockheed Martin
●34 years at Lockheed Martin; deep cyber expertise

Richard T. Clark Director Age: 71 Member of Board since 2011	Michael P. Gregoire Director Age: 51 Member of Board since 2014
●Chair of Compensation Committee and member of the Audit Committee ●Former Chairman and CEO of Merck ●Spent more than 39 years at Merck in senior management positions
●Member of Nominating/Corporate Governance Committee and Corporate Development and Technology Advisory Committee
●Chief Executive Officer, CA Technologies
●Over 25 years of experience in software and information technology services; deep cyber expertise

Eric C. Fast Director Age: 68 Member of Board since 2007	R. Glenn Hubbard Director Age: 59 Member of Board since 2004
●Chair of the Audit Committee and member of the Compensation Committee ●Former Chief Executive Officer of Crane Co. ●Deep financial, transactional and accounting experience
●Chair of Nominating/Corporate Governance Committee and member of Compensation Committee
●Dean of the Graduate School of Business at Columbia University
●Served as Chairman of US Council of Economic Advisers of the President

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John P. Jones Director Age: 66 Member of Board since 2005	Carlos Rodriguez CEO Age: 53 Member of Board since 2011

●Non-Executive Chairman since 2015 (2 years)
●Former Chairman and CEO, Air Products and Chemicals, Inc.
●Former Chair of ADP’s Nominating/Corporate Governance Committee who oversaw evolution of the Company’s best-in-class governance

●Over 18 years of experience at ADP
●President and CEO of ADP
●Former President of ADP’s Small Business Services; under his leadership SBS launched RUN, one of ADP’s fastest growing platforms
●Delivered TSR of 203% vs. 128% for S&P 500 as CEO

William J. Ready Director Age: 37 Member of Board since 2016	Sandra S. Wijnberg Director Age: 61 Member of Board since 2016

●Member of Nominating/Corporate Governance Committee and Corporate Development and Technology Advisory Committee
●Executive Vice President and COO of PayPal
●Responsible for PayPal’s end-to-end customer experience, product, engineering and technology
●FinTech industry leader; CEO of Braintree & Venmo; deep cyber expertise

●Member of Audit Committee and Corporate Development and Technology Advisory Committee
●Executive Advisor and former Partner and Chief Administrative Officer, Aquiline
●Served as CFO at Marsh & McLennan Companies

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Your Board is overseeing substantial investments — over $800 million annually — in technology and innovation, to drive the transformation of ADP across our business. Investments that ADP has already made in technology have allowed us to successfully transition 83% of our clients to the cloud, launch the #1 mobile HCM app in the market, and create best-in-class HCM solutions such as WorkforceNow.

The members of the Board’s Corporate Development and Technology Advisory Committee are overseeing the execution of several current initiatives in technology and innovation that will be future growth drivers of our business. Our use of big data, infrastructure upgrades, and investments in cultivating top technology talent are building on our strong momentum and positioning us for continued success in our evolving HCM industry.

Importantly, we are not abandoning what has consistently driven ADP’s success — reliability, deep knowledge of our clients’ challenges and opportunities, breadth of solutions and quality of service are core principles for ADP. We remain disciplined stewards of ADP’s capital to ensure we are responding to our clients’ needs, making thoughtful investments to drive future growth, evolving our business to remain the global leader in HCM, and to return significant cash to you, our owners, through dividends and share repurchases.

ADP Has a Best-In-Class, Shareholder Friendly Governance Profile

Your Board is committed to maintaining rigorous oversight of risk management, strategic execution, financial performance, and upholding best-in-class corporate governance standards. ADP Directors are elected annually, and all directors other than CEO Carlos Rodriguez are independent.

Governance Highlights	ADP Shareholder- Friendly	Prevalence Among the S&P 500
Annually Elected Board		90%
Separate Chairman / CEO		48
Adoption of Proxy Access		62
Majority Voting Standard		90
Shareholder Ability to Call Special Meeting		64
Allows Action by Written Consent		30
No Poison Pill in Place		97
Support for Say-on-Pay [2016]	96%	95

Your Board deeply values and respects shareholder feedback and has a robust shareholder engagement program to actively solicit shareholder perspectives. Recent actions taken by your Board to address shareholder feedback include enhancing proxy statement disclosure in the areas of compensation, governance and risk; refining our director assessment questionnaire; and launching an enterprise-wide effort to provide a formal Environmental, Social and Governance report in FY18.

Sources: Institutional Shareholder Services, FactSet, Spencer Stuart Board Index 2016, Compensation Advisory Partners

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Your Strong and Independent Board Will Work to Continue ADP’s Outstanding Track Record of Shareholder Value Creation

ADP’s Total Shareholder Return (TSR) has consistently outperformed the market. Since your Board named Carlos Rodriguez CEO nearly six years ago, ADP has generated TSR of 203%, compared to the S&P 500 at 128% and our HCM peer companies at 153%. ADP also has outperformed the S&P 500 over 1-, 3-, and 5-year periods.

Your Board is confident that ADP is on the right course to continue delivering substantial and enduring value for ADP shareholders.

Delivering Superior Total Shareholder Returns TSR Since 11/9/11
ADP[1,2]

HCM-Related Players[3,4]

S&P 500 Index[4]

Sources: Bloomberg, Capital IQ. 1Assumes ADP’s 7/27/17 intraday price of $111.65 as of 12:00PM, which is the assumed ADP “unaffected” price; assumes shareholders have held their CDK shares since it was spun off from ADP on October 1, 2014 and all ADP and CDK dividends have been reinvested on the ex-dividend date. 2Market data as of close on 7/26/17 results in 175% TSR (excludes CDK reinvestment). 3ADP does not have a direct competitor set. The peer set of HCM-Related Players reflects the broadest set of firms that either solely or partially compete in the HCM landscape ranging from early stage companies with narrow product sets to large cap software companies; market capitalization weighted: Benefitfocus; Cornerstone OnDemand; IBM; Insperity; Intuit; Microsoft; Oracle; Paychex; Paycom; Paylocity; SAP; The Sage Group; TriNet; Ultimate; Workday. 4Market data as of close on 7/26/17

Your Vote is Important — Please Sign and Send the WHITE Proxy Card Today

We strongly urge you to vote for all of ADP’s 10 highly qualified and experienced director nominees. Your vote is very important, no matter how many shares you own. Support your Board by voting the WHITE proxy card TODAY. Please follow the instructions on the enclosed WHITE proxy card to vote online or by phone, or sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided.

We encourage you to discard any gold proxy cards sent to you by Pershing Square. If you have already returned a gold proxy card, you can easily change your vote by signing, dating and returning a WHITE proxy card. Only your latest dated proxy card will be counted. Voting the gold proxy card — even if you “withhold” on Pershing Square’s nominees — will revoke any vote you had previously submitted on ADP’s WHITE proxy card. For additional information on the 2017 Annual Meeting of Stockholders, visit VoteADP.com.

Thank you for your continued support.

Peter Bisson	Richard T. Clark	Eric C. Fast	Linda R. Gooden	Michael P. Gregoire

R. Glenn Hubbard	John P. Jones	William J. Ready	Carlos Rodriguez	Sandra S. Wijnberg

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Your Vote Is Important
No Matter How Many or How Few Shares You Own

VOTE the WHITE proxy card today. Re-elect your strong board members by telephone, online or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

DISCARD the GOLD proxy card from Pershing Square.

Voting the GOLD proxy card, even if you “withhold” on Pershing Square’s nominees, will revoke any vote you had previously submitted on ADP’s WHITE proxy card.

If you have questions, or need assistance in voting your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 750-0510

Banks and Brokers Call Collect: (212) 750-5833

Safe Harbor Statement

This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP’s success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K should be considered in evaluating any forward-looking statements contained herein.

Additional Information

ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2017 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. The proxy statement and other relevant documents filed by ADP with the SEC are also available, without charge, by directing a request to ADP’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022; call toll-free:(877) 750-0510 or call collect: (212) 750-5833. Copies will also be available at no charge at the Company’s website at www.adp.com.